GUARANTEE PERIOD ACCOUNTS RIDER

      PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD OR DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER, INCLUDING SURRENDERS, TRANSFERS AND AMOUNTS APPLIED TO AN ANNUITY PAYMENT PLAN.

This rider is made part of the annuity contract to which it is attached. It describes and makes provision for additional accounts available under the contract, called Guarantee Period Accounts or GPAs, to which you may allocate purchase payments and/or contract values. This rider is subject to all of the provisions in the annuity contract that do not conflict with the provisions of this rider. If there is any conflict between contract and rider provisions, the rider provisions take precedence.

DEFINITIONS

Guarantee Period Accounts
These are subaccounts to which you may allocate purchase payments and contract values. Guarantee Period Accounts have guaranteed interest rates declared periodically with various guarantee periods. Surrenders or transfers from a Guarantee Period Account other than within the 30 days prior to the end of the specified period will receive a Market Value Adjustment which may result in a gain or loss of principal.

Market Value Adjustment
A positive or negative adjustment assessed to the portion of a Guarantee Period Account that is surrendered or transferred other than within the 30 days prior to the end of its guarantee period.

Guarantee Period Accounts (GPAs)

The GPAs are part of a "nonunitized" segregated asset account (Separate Account). We have established the separate account for the purpose of facilitating accounting and investment processes we undertake in offering guaranteed interest rates for time periods you can select from those that are available. This separate account may not be charged with liabilities from any other separate account or our general account. We back the principal and interest guarantees relating to the GPAs. The minimum investment in any GPA is $1,000.

The GPA time periods we offer may vary over time. We declare and guarantee an interest rate for the entire time period of each GPA when you make an allocation or transfer to a GPA. We credit interest to GPA contract values daily. All interest rates we quote are effective annual interest rates - this refers to the rate which results after interest has compounded daily for a full year. The period you select will determine the applicable interest rate that will be payable for the guarantee period.

You may transfer or surrender amounts out of a GPA within the 30 day period before the end of the GPA's guarantee period without receiving a Market Value Adjustment. During this 30 day window you may choose to transfer the value to a new GPA from those then available, transfer the value to any of the variable subaccounts or to the fixed account, or surrender the value from the contract (subject to applicable surrender provisions). We will notify you in writing 35 days before the end of any Guarantee Period. If we do not receive any instructions by the end of your guarantee period we will automatically transfer the value into a GPA with the shortest time period we then have available.

Market Value Adjustment

With respect to the GPAs, any amount surrendered, transferred or settled under an Annuity Payment Plan other than within the 30 days prior to the end of the guarantee period may be subject to a Market Value Adjustment. The Market Value Adjustment will be calculated by multiplying the amount surrendered, transferred or settled by the formula described below:

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Amount   x   (((1 + i)/(1 + j + 0.001)) (to the power of n/12)  - 1 )

Where:   i   =  rate earned in the account from which funds are being
                transferred

         j   =  current rate for a new Guarantee Period equal to the remaining term in the current Guarantee Period (rounded up to the next year)

         n   =  number of months remaining in the current Guarantee Period
                (rounded up to the next month)

There will be no Market Value Adjustment on surrenders from a GPA in the following situations: (1) Death Benefits; (2) amounts deducted for surrenders, contract administrative charges or any rider charges; (3) amounts surrendered under contract provisions that waive surrender charges for Hospital or Nursing Home Confinement and Terminal Illness Disability Diagnosis; and (4) amounts surrendered from the GPA within 30 days prior to the end of the guarantee period.

Contract Provision Modifications

Because of the addition of the GPAs to your contract, several contract provisions are hereby modified as described below to the extent you choose to allocate purchase payments or contract values to the GPAs.

Notice of your right to examine the contract.

If the amount refunded to you under this provision is based on contract value, such value shall reflect any applicable market value adjustment.

Allocation of Purchase Payments

In addition to allocating purchase payments to the fixed account and variable subaccounts as provided in this contract, purchase payments may be allocated to one or more GPA accounts we offer provided the minimum allocated to any GPA must be at least $1,000.

Contract Value

The contract value provision is modified to be the sum of: (1) the Fixed Account Contract Value; (2) the Guarantee Period Account Contract Value; and (3) the Variable Account Contract Value.

Guarantee Period Account Contract Value

Your GPA contract value at any time will be: (1) the sum of all purchase payments and any purchase payment credits allocated to the GPA, plus interest credited; plus (2) any amounts transferred to the GPA from the fixed account or any variable subaccount, plus interest credited; less (3) any amounts transferred from the GPA to the fixed account or any variable subaccount; less
(4) any amounts deducted for charges or surrenders; plus or minus (5) any Market Value Adjustments as described under Surrender Provisions. If purchase payments are allocated to a GPA, the period you select will determine the applicable interest rate that will be payable for the guarantee period.

Surrenders and deductions of charges from the contract value

If: (1) part or all of the contract value is surrendered; or (2) amounts are deducted from the contract value for contract administrative charges or any rider charges; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. Such amounts may be deducted from GPAs or any Special DCA account but only if insufficient amounts are available from your variable subaccounts and fixed account. For surrenders, deductions will be made from the fixed account, GPAs or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account, but not any GPA or any Special DCA account, will be deducted in the same proportion that your interest in each bears to the total contract value less any GPA or Special DCA account.

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Transfers of contract values

Subject to other contract value transfer rules and limits including transfers to and from the fixed account, you may transfer values from the variable subaccounts or the fixed account to GPAs. The amount transferred to any GPA must be at least $1,000. GPAs may not be included in a dollar cost averaging arrangement.

You may transfer values from any GPA to one or more variable subaccounts, fixed account or other GPA any time after 60 days of the date of the payment allocation or transfer allocation into such GPA. If a transfer to the fixed account is made, no transfers from a variable subaccount or Guarantee Period Account to the fixed account may be made until the next contract anniversary. Transfers to the fixed account are subject to other restrictions as stated in your contract. Any transfer done other than within the 30 days before the end of the applicable guarantee period will be subject to a market value adjustment.

Surrender Value

The contract surrender value at any time will be:

     1. the contract value;

     2. plus or minus any applicable market value adjustment to the GPAs;

     3. minus the contract administrative charge; and

     4. minus any surrender charge

The rules for surrender in the contract are modified as follows with respect to partial surrenders:

For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account, but not from any GPA or Special DCA fixed account, in the same proportion as your value in each bears to the contract value less any GPA or Special DCA fixed account.

Settlement and Allocation of Contract Values at Settlement

Terms and conditions within the ANNUITY PROVISIONS of your contract are modified so that when settlement occurs, the contract value, plus or minus any applicable Market Value Adjustment, will be applied to make annuity payments. This amount may be allocated to the fixed account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. The GPAs are not available under an annuity payment plan.

Effective Date

This rider is issued and effective as of the contract date of the contract unless a different date is shown here.



IDS Life Insurance Company

ABCD
Secretary



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